[Letterhead of CBRL Group, Inc.]


                             January 27, 2000


PERSONAL AND CONFIDENTIAL
-------------------------

Mr. Peter Kehayes
Executive Vice President & COO
Logan's Roadhouse, Inc.
565 Marriott Drive, Suite 490
Nashville, Tennessee  37214

RE:     Employment Agreement
        -------------------

Dear Peter:

        This will serve to memorialize the agreement reached in your recent discussions with Mike Woodhouse. CBRL Group, Inc., as parent of Logan's Roadhouse, Inc., has agreed to extend the term of your existing Amended and Restated Employment Agreement, dated December 10, 1998, as further amended by letter dated November 1, 1999 (the "existing Agreement").

        In order to demonstrate the corporation's commitment to you and to allow you to focus exclusively on operations of the Logan's Roadhouse business, without the need to worry about the expiration of your employment contract, the corporation has determined to extend your existing Agreement for an additional year.

        Specifically, the following changes apply. The employment term specified in Section 6 of the existing Agreement is extended to January 14, 2002. All the terms and conditions of the existing Agreement which are not specifically changed by this letter agreement remain in full force.

        It is intended by us that when executed by you, this letter will serve as an amendment to the existing Agreement, and it should be attached to it and made a part of that document. Except as specifically modified in this letter, all other currently effective terms and conditions of the existing Agreement remain in effect.



Mr. Peter Kehayes
January 27, 2000
Page 2

        We very much appreciate your talent and commitment to Logan's Roadhouse, Inc. and we look forward to working with you into the future.

        Thank you.

                                    Very truly yours,

                                    /s/ Michael Woodhouse

                                    Michael A. Woodhouse
                                    Executive Vice President & COO
                                    CBRL Group, Inc., and as Director,
                                    Logan's Roadhouse, Inc.

cc:  Dan Evins
     James F. Blackstock, Esq.



               AMENDED AND RESTATED EMPLOYMENT AGREEMENT


        This Amended and Restated Employment Agreement (the "Agreement") entered into as of the 10th day of December, 1998, between Logan's Roadhouse, Inc., a Tennessee corporation (the "Company"), and Peter Kehayes
("Employee").


                        W I T N E S S E T H:
                        -------------------

        WHEREAS, the Company, which maintains its principal executive offices at 565 Marriott Drive, Suite 490, Nashville, Tennessee 37214, owns and operates casual dining restaurants under the name "Logan's Roadhouse":

        WHEREAS, the Company desires to employ Employee and Employee desires to accept such employment by the Company subject to the terms and conditions contained herein;

        WHEREAS, in serving as an employee of the Company, Employee will participate in the use and development of confidential proprietary information about the Company, its customers and suppliers, and the methods used by the Company and its employees in competition with other companies, as to which the Company desires to protect fully its rights; and

        WHEREAS, the Company and Employee entered into that certain Employment Agreement on January 14, 1998, which each of the Company and Employee desires to amend and restate hereby to provide for certain modifications.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

        1. Employment. The Company hereby employs Employee and Employee accepts such employment with the Company, subject to the terms and conditions set forth herein. Employee shall be employed as Executive Vice President and Chief Operating Officer of the Company, shall perform all duties and services incident to such positions, and such other duties and services as may be prescribed by the Bylaws of the Company or established by the Board of Directors of the Company from time to time; provided, however, that without Employee's written consent, the duties and services of Employee hereunder shall not be materially increased or altered in a manner inconsistent with Employee's position and original duties hereunder. During his employment hereunder, Employee shall devote his best efforts and attention, on a full-time basis, to the performance of the duties required of him an employee of the Company.

        2. Compensation. As compensation for services rendered by Employee hereunder, Employee shall receive:

                (a) An annual salary of $200,000, or such higher salary as shall be approved unanimously by the Compensation Committee of the Board of Directors, which salary shall be payable in arrears in equal biweekly installments, plus insurance, a reasonable car allowance and other benefits equivalent to the benefits provided other executives of the Company, which are set forth in Appendix I hereto;

                (b) Three (3) weeks of compensated vacation time, to be taken at any time during each year of the term of this Agreement;

                (c) Bonus compensation to be determined in accordance with the terms and conditions of the Company's Executive Bonus Plan; and

                (d) Reimbursement for all reasonable expenses incurred by Employee in the performance of his duties under this Agreement, provided that Employee submits verification of such expenses in accordance with the policies of the Company.

        Prior to the end of each fiscal year of the Company, the Compensation Committee or Board of Directors shall review Employee's salary and benefits payable hereunder. Any increases in salary or changes in fringe benefits determined by the Compensation Committee or the Board of Directors at such annual review shall become effective the following month unless otherwise determined by the Company.

        3.      Confidential Information and Trade Secrets.
          ------------------------------------------

                3.1 Employee recognizes that Employee's position with the Company requires considerable responsibility and trust, and, in reliance on Employee's loyalty, the Company may entrust Employee with highly sensitive confidential, restricted and proprietary information involving Trade Secrets and Confidential Information.

                3.2 For purposes of this Agreement, a "Trade Secret" is any specific or technical information, design, process, procedure, formula or improvement that is valuable and not generally known to competitors of the Company. "Confidential Information" is any data or information, other than



                                   2

Trade Secrets, that is important, competitively sensitive, and not generally known by the public, including, but not limited to, the Company's business plan, training manuals, product development plans, pricing procedures, market strategies, internal performance statistics, financial data, confidential personnel information concerning employees of the Company, supplier data, operational or administrative plans, policy manuals, and terms and conditions of contracts and agreements. The terms "Trade Secret" and "Confidential Information" shall not apply to information which is (i) made available to the general public without restriction by the Company, (ii) obtained from a third party by Employee in the ordinary course of Employee's employment by the Company, or (iii) required to be disclosed by Employee pursuant to subpoena or other lawful process, provided that Employee notifies the Company in a timely manner to allow the Company to appear to protect its interests.

                3.3 Except as required to perform Employee's duties hereunder, Employee will not use or disclose any Trade Secrets or Confidential Information of the Company during employment, at any time after termination of employment and prior to such time as they cease to be Trade Secrets or Confidential Information through no act of Employee in violation of this Agreement.

                3.4 Upon the request of the Company and, in any event, upon the termination of employment hereunder, Employee will surrender to the Company all memoranda, notes, records, manuals or other documents pertaining to the Company's business or Employee's employment (including all copies thereof). Employee will also leave with the Company all materials involving any Trade Secrets or Confidential Information of the Company. All such information and materials, whether or not made or developed by Employee, shall be the sole and exclusive property of the Company, and Employee hereby assigns to the Company all of Employee's right, title and interest in and to any and all of such information and materials.

        4.      Covenant Not to Compete.
          -----------------------

                4.1 Employee hereby covenants and agrees with the Company that during the term hereof and for a period expiring 12 months after a termination of this Agreement pursuant to Sections 8 or 9 hereof, Employee will not directly or indirectly (i) operate, develop or own any interest (other than the ownership of less than 5% of the equity securities of a publicly traded company other than the Company or any entity controlling the Company) in any business which has significant (viewed in relation to the business of the Company) activities relating to the ownership, management or operation of, or consultation regarding a casual dining restaurant of which steak sales constitute 35% or more of total restaurant sales (a "Restaurant"); (ii) compete with the Company or its subsidiaries and affiliates in the operation or



                                    3

development of any Restaurant within the 48 contiguous states of the United States of America; (iii) be employed by or consult with any business which owns, manages or operates a Restaurant; (iv) interfere with, solicit, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between the Company, or its subsidiaries or affiliates, and any customer, client, supplier or employee of the Company, or its subsidiaries or affiliates; or (v) solicit any present or known prospective management employee (including all corporate officers and managers, all area or divisional directors and all restaurant general managers) of the Company, or its subsidiaries or affiliates, to leave their employment with the Company or its subsidiaries or affiliates, or hire any management employee who was employed by the Company within six months prior to the date of such hiring to work in any capacity.

                4.2 If a judicial determination is made that any of the provisions of this Section 4 constitutes an unreasonable or otherwise unenforceable restriction against Employee, the provisions of this Section 4 shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable. In this regard, the parties hereto hereby agree that any judicial authority construing this Agreement shall be empowered to sever any portion of the territory or prohibited business activity from the coverage of this Section
4 and to apply the provisions of this Section 4 to the remaining portion of the territory or the remaining business activities not so severed by such judicial authority. Moreover, notwithstanding the fact that any provisions of this Section 4 are determined not to be specifically enforceable, the Company shall nevertheless be entitled to recover monetary damages as a result of the breach of such provision by Employee. The time period during which the prohibitions set forth in this Section 4 shall apply shall be tolled and suspended as to Employee for a period equal to the aggregate quantity of time during which Employee violates such prohibitions in any respect.

        5. Specific Enforcement. Employee specifically acknowledges and agrees that the restrictions set forth in Sections 3 and 4 hereof are reasonable and necessary to protect the legitimate interests of the Company and that the Company would not have entered into this Agreement in the absence of such restrictions. Employee further acknowledges and agrees that any violation of the provisions of Sections 3 or 4 hereof will result in irreparable injury to the Company, that the remedy at law for any violation or threatened violation of such Sections will be inadequate and that in the event of any such breach, the Company, in addition to any other remedies or damages available to it at law or in equity, shall be entitled to temporary injunctive relief before trial from any court of competent jurisdiction as a matter of course and to permanent injunctive relief without the necessity of proving actual damages.



                                   4

        6. Term. The initial period of this Agreement shall continue until January 14, 2000, unless sooner terminated by either party in the manner set forth herein. The date upon which this Agreement and Employee's employment hereunder shall terminate, whether pursuant to the terms of this Section or pursuant to any other provision of this Agreement shall hereafter be referred to as the "Termination Date."

        7. Termination Upon Cessation of Company's Operations or Death of the Employee. In the event the Company ceases its operations (other than pursuant to a Change in Control (as defined in Section 11.1)) or the Employee dies during the term of this Agreement, this Agreement shall immediately terminate and neither the Employee nor the Company shall have any further obligations hereunder, except that the Company shall continue to be obligated under Section 2 hereof for any compensation, unpaid salary, bonus, unreimbursed expenses or payments pursuant to Section 10 hereof owed to Employee or his estate that have accrued but not been paid as of the Termination Date.

        8. Termination by Employee. Employee may at any time terminate his employment by giving the Company 90 days prior written notice of his intent to terminate the Agreement. At the Termination Date, the Company shall have no further obligation to Employee and Employee shall have no further rights or obligations hereunder, except as set forth in Sections 3 and 4 above, and except for the Company's obligation under Section 2 hereof for compensation, unpaid salary, bonus or unreimbursed expenses that have accrued but have not been paid as of the Termination Date. The provisions of this Section 8 are subject to and superseded by the provisions of Section 11 in the event of a Change in Control.

        9. Termination for Cause. The Company shall have the right at any time to terminate Employee's employment immediately for cause, which shall include any of the following reasons:

                (a) If Employee shall violate the provisions of Sections 3 or 4 of this Agreement.

                (b) If Employee shall be convicted of, or enter a plea of guilty or nolo contendere to (i) any felony, or (ii) any misdemeanor involving the Company or reflecting upon Employee's honesty or truthfulness;

                (c) If Employee shall commit an act of dishonesty, willful mismanagement, fraud or embezzlement involving or against the Company.



                                  5

Employee's obligations under Sections 3 and 4 hereof shall survive the termination of the Agreement pursuant to this Section 9. In the event Employee's employment hereunder is terminated in accordance with this Section, the Company shall have no further obligation to make any payments to Employee hereunder except for compensation, unpaid salary, bonus or unreimbursed expenses that have accrued but have not been paid as of the Termination Date.

        10. Termination Without Cause. In the event that Company breaches this Agreement or Employee is terminated without cause during the term hereof (which shall not include a termination pursuant to Sections 7, 8, 9, 11 or 12), the Company shall (a) pay Employee all bonuses and unreimbursed expenses owed to Employee that have accrued but have not been paid as of the Termination Date; (b) continue to pay to Employee, as severance compensation, his salary set forth in Section 2 hereof for 12 months if Employee is terminated pursuant to this Section within the initial two (2) year term of this Agreement; (c) continue to provide the insurance provided for in Section 2 hereof for 12 months; and (d) pay Employee an amount which equals the average monthly bonus earned by Employee in the two years immediately preceding the Termination Date (as if such bonus was earned and paid on a monthly basis) for the number of months for which severance compensation will be paid pursuant to clause (b) above; provided, that if Employee has not been employed by the Company for two years, then the bonus amount payable hereunder shall be computed on a pro rata basis for the number of months Employee was actually employed by the Company (as if such bonus was earned and paid on a monthly basis). In addition, any stock options granted to Employee in accordance with Section 8.2(j) of that certain Agreement and Plan of Merger, dated December 10, 1998, between the Company, CBRL Group, Inc. ("CBRL"), Cracker Barrel Old Country Store, Inc. and LRI Merger Corporation, shall become fully vested and immediately exercisable for a period of 90 days in the event the Company breaches this Agreement or Employee's employment is terminated at any time during or after the term hereof without cause as defined herein. If Employee is terminated without cause, the provisions of
Section 4 will be void and of no effect.

        11.     Termination Upon a Change in Control.
          ------------------------------------

                11.1 For purposes of this Agreement, a "Change in Control" shall mean (i) a tender offer or exchange offer has been made for shares of the Company's equity securities, provided that the corporation, person or entity making such offer purchases or otherwise acquires shares of the Company's equity securities representing 50% or more of the outstanding shares of the Company's equity securities pursuant to such offer, (ii) the shareholders of the Company have approved a definitive agreement to merge or consolidate with or into another corporation pursuant to which the Company will not survive or



                                    6

will survive only as a subsidiary of another corporation, or to sell or otherwise dispose of all or substantially all of its assets, (iii) the time that the Company first determines that any person and all other persons who constitute a group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), have acquired direct or indirect beneficial ownership (within the meaning of Section 13(d)(3) under the Exchange Act) of twenty percent (20%) or more of the Company's outstanding securities, unless a majority of the Continuing Directors, as hereinafter defined, approves the acquisition not later than ten (10) business days after the Company makes that determination or (iv) the first day on which a majority of the members of the Company's Board of Directors are not Continuing Directors.

                11.2 For purposes of this Agreement, "Continuing Directors" shall mean, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of the Board of Directors on October 1, 1997, (ii) has been a member of the Board of Directors for the two years immediately preceding such date of determination or (iii) was nominated for election or elected to the Board of Directors with the affirmative vote of a majority of Continuing Directors who were members of the Board at the time of such nomination or election.

                11.3 In the event of any termination of this Agreement within six months of a Change in Control, including without limitation a termination by Employee (except for a termination by Employee upon the Change in Control resulting from the Company's merger with CBRL), Employee shall immediately be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee's rights under such plans (including accelerated vesting of any awards granted to Employee under the Company's 1995 Incentive Stock Plan, as amended), accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the Termination Date, and all severance compensation provided in Section 11.4, but no other compensation or reimbursement of any kind.

                11.4 In addition, Employee shall be paid as severance compensation his base salary in monthly installments (at the rate payable at the time of any such termination) for 12 months upon any termination pursuant to this Section within the initial two (2) year term of this Agreement. Employee is under no obligation to mitigate the amount owed Employee pursuant to this Section 11.4 by seeking other employment or otherwise. Notwithstanding anything in this Section 11.4 to the contrary, Employee may in Employee's sole discretion, by delivery of a notice to the Company within thirty (30) days following any termination upon a Change in Control, elect to




                                   7

receive from the Company a lump sum severance payment by bank cashier's check equal to the present value of the flow of cash payments that would otherwise be paid to Employee pursuant to this Section 11.4. Such present value shall be determined as of the date of delivery of the notice of election by Employee and shall be based on a discount rate equal to the interest rate on 90-day U.S. Treasury bills, as reported in the Wall Street Journal (or similar publication), on the date of delivery of the election notice. If Employee elects to receive a lump sum severance payment, the Company shall make such payment to Employee within ten (10) days following the date on which Employee notifies the Company of Employee's election. In addition to the severance payment payable under this Section 11.4, Employee shall be paid an amount which equals the average monthly bonus earned by Employee in the two years immediately preceding the Termination Date (as if such bonus was earned and paid on a monthly basis) for the number of months for which severance compensation will be paid pursuant to the first sentence of this
Section 11.4; provided, that if Employee has not been employed by the Company for two years, then the bonus amount payable hereunder shall be computed on a pro rata basis for the number of months Employee was actually employed by the Company (as if such bonus was earned and paid on a monthly basis). Employee shall also be entitled to an accelerated vesting of any awards granted to Employee under the Company's 1995 Incentive Stock Plan, as amended. Employee shall continue to accrue retirement benefits and shall continue to enjoy any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee's rights under such plans, including any perquisites provided under this Agreement, through the remaining term of this Agreement; provided, however, that the benefits under any such plans of the Company in which Employee is a participant, including any such perquisites, shall cease upon re-employment by a new employer.

                11.5 Notwithstanding anything else in this Agreement and solely in the event of any termination upon a Change in Control, the amount of severance compensation paid to Employee under this Section 11, but exclusive of any payments to Employee in respect of any stock options then held by Employee (or any compensation deemed to be received by Employee in connection with the exercise of any stock options at any time), shall not include any amount the Company is prohibited from deducting for federal income tax purposes by virtue of Section 280G of the Internal Revenue Code or any successor provision.

        12. Disability of Employee. If, on account of physical or mental disability, Employee shall fail or be unable to perform his assigned duties in any material respect for a period of 60 consecutive days, the Company shall pay Employee his full salary as set forth in Section 2 hereof and shall provide the insurance, bonus and other benefits of Section 2 for a period of six months from the date such disability began or for such shorter period as Employee is unable



                                     8

to perform his duties hereunder; provided, however, that Employee's salary shall be reduced by any disability income paid to him pursuant to any disability insurance policy maintained under this Agreement. In the event Employee is unable to perform his duties hereunder after the expiration of the six-month period, this Agreement shall automatically terminate. Employee shall not be required to perform his obligations under Section 1 hereof during any period of disability.

        13.     Assignment.
          ----------

                (a) The rights and benefits of Employee under this Agreement, other than accrued and unpaid amounts due under Section
        2 hereof, are personal to him and shall not be assignable. Discharge of Employee's undertakings in Sections 3 and 4 hereof shall be an obligation of Employee's executors, administrators, or other legal representatives or heirs.

                (b) This Agreement may not be assigned by the Company except to an affiliate of the Company, provided, however, that if the Company shall merge or effect a share exchange with or into, or sell or otherwise transfer substantially all its assets to, another corporation, the Company shall assign its rights hereunder to that corporation and cause such corporation to assume all of the Company's obligations under this Agreement to the extent such obligations are not assumed by operation of law as a result of such transaction. In such event, all references in this Agreement to the Company shall apply to such corporation (as well as to the Company with respect to Sections 10, 11 and 13 hereof if the Company survives such transaction) to the same extent as if such corporation were the Company.

        14. Notices. Any notice or other communications under this Agreement shall be in writing, signed by the party making the same, and shall be delivered personally or sent by certified or registered mail, postage prepaid, addressed as follows:

                If to Employee:         Peter Kehayes
                                        20633 N.E. 34th Place
                                        Redmond, Washington  98053

                If to the Company:      Logan's Roadhouse, Inc.
                                        565 Marriott Drive, Suite 490
                                        Nashville, Tennessee  37214
                                        Attention: Chairman of the
                                        Compensation Committee of the
                                        Board of Directors



                                 9

                With a copy to:         J. Chase Cole, Esq.
                                        Waller Lansden Dortch & Davis,
                                        A Professional Limited Liability
                                        Company
                                        2100 Nashville City Center
                                        511 Union Street
                                        Nashville, Tennessee  37219

or to such other address as may hereafter be designated by either party hereto. All such notices shall be deemed given on the date personally delivered or mailed.

        15. Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Tennessee.

        16. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability for any such provisions in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

        17. Modification. No waiver of modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith and no evidence of any waiver or modification shall be offered or received in evidence of any proceeding, arbitration or litigation between the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid and the parties further agree that the provisions of this section may not be waived except as herein set forth.

        18. Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, covenants or undertakings, other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. This Agreement may not be changed except by a writing executed by the parties.



                                    10

        IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement on the day and year first above written.


                                LOGAN'S ROADHOUSE, INC.


                                By: /s/
                                    --------------------------------
                                Title:  Chairman of the Compensation
                                        Committee of the Board of
                                        Directors


                                EMPLOYEE


                                /s/ Peter Kehayes
                                ------------------------------------
                                Peter Kehayes




                                    11

                            [appendix omitted]